Exhibit 99.1

IDT Corporation Reports First Quarter Fiscal 2014 Results

15th Consecutive Quarter of Year-Over-Year Revenue Growth

Increases Quarterly Dividend to $0.17

NEWARK, NJ — December 5, 2013:  IDT Corporation (NYSE: IDT) reported diluted income per share of $0.15 and Non-GAAP diluted EPS of $0.32 for its first quarter of fiscal 2014, the three months ended October 31, 2013.

Howard Jonas, IDT’s Chief Executive Officer said, “IDT continued to deliver solid results in the first quarter, our fifteenth consecutive quarter of year-over-year revenue increases led by IDT Telecom.  We are raising our quarterly dividend from $0.15 to $0.17 per share to reflect our positive outlook for the business based on our continued strong bottom line results, improving balance sheet, and the cash generative power of IDT Telecom. Beyond our telecom and emergent payment services operations, we continue to be very pleased with the performance of Zedge and Fabrix and are actively exploring options to fully realize the value of Zedge for our stockholders.  We expect to decide upon a course of action early in calendar 2014.”

“I invite stockholders and investors to join us at our annual meeting of stockholders on Monday, December 16th, at 10:30 AM,” Jonas added.  “It’s a great opportunity to meet the Company’s management and to ask questions regarding our business.  Please check your proxy statement or contact us for the location and additional information.”

1Q14 HIGHLIGHTS
(Results for 1Q14 are compared to 1Q13 unless otherwise noted).

•	Revenue increased 5.1% from $400.1 million to $420.7 million;

•	Direct cost of revenue expressed as a percentage of revenue improved 50 basis points from 83.8% to 83.3%;

•	Adjusted EBITDA increased from $10.2 million to $10.3 million;

•
Income from operations - including the impact of a non-routine gain of $0.9 million related to the receipt of property insurance claim proceeds and a reversal of an accrual for a legal settlement – increased from $6.7 million to $7.3 million;

•	Net income attributable to IDT including the non-routine items mentioned above, was $3.5 million compared to $3.6 million;

•	Diluted EPS in 1Q14 was $0.15 compared to diluted EPS of $0.16;

•	Non-GAAP net income of $7.4 million compared to $8.5 million;

•	Non-GAAP diluted EPS of $0.32 compared to $0.39;

•	Net cash provided by operating activities of $15.6 million compared to $20.5 million.

NOTES:

Adjusted EBITDA, Non-GAAP net income and Non-GAAP diluted EPS for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core operating results in accordance with GAAP.  Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

IDT’s operating results for fiscal 2013 have been adjusted to reflect the spin-off of Straight Path Communications Inc. in July 2013. Straight Path Communications Inc. is accounted as a discontinued operation for all periods presented.

1Q14 OPERATING RESULTS BY SEGMENT

TPS

IDT’s Telecom Platform Services (TPS) segment accounted for 98.1% of IDT’s revenue in 1Q14.  TPS markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Termination Services, Payment Services and Hosted Platform Solutions.

TPS’ minutes of use in 1Q14 decreased to 7.4 billion from 8.7 billion in 1Q13 (-15.0%) and increased from 7.3 billion in 4Q13 (+1.4%).  The year-over-year decrease primarily reflects the impact, industry-wide, of market price increases in termination rates into several South Asian nations.  These price increases were largely imposed during 3Q13, and have resulted in decreased minutes of use and revenue on the high volume, low margin routes to these destinations.  However, to date, these market price increases have had little impact on TPS’s bottom line, as gross profit dollars per minute to these destinations remained relatively stable.

TPS’ revenue in 1Q14 increased to $412.7 million from $392.0 million (+5.3%) in the year ago quarter and $403.9 million (+2.2%) in the prior quarter:

•
Retail Communications’ revenue in 1Q14 increased to $172.5 million from $153.7 million (+12.3%) in 1Q13 and decreased from $176.3 million (-2.2%) compared to 4Q13. Year over year, the increase in U.S. retail’s sales of PIN-less calling services on the Boss Revolution platform more than offset declines in sales of traditional disposable calling cards in both the U.S. and in Europe.  Sequentially, the decline in retail revenue reflects slower growth of Boss Revolutions PIN-less in some maturing markets and the continued decline of traditional disposable prepaid calling cards.  Retail Communications’ revenue comprised 41.8% of TPS’ total revenue in 1Q14.

•
Wholesale Termination Services’ revenue in 1Q14 decreased to $178.5 million from $181.6 million (-1.7%) in 1Q13, and increased from $164.5 million (+8.5%) compared to 4Q13.  The year over year decrease reflects the aforementioned reduction in traffic to certain South Asian destinations. The sequential increase substantially came from new sales from South America, stemming from recent opportunities associated with certain disparities in currency exchange rates and related macro conditions.  To date, some of these opportunities persist, and thus could continue to benefit Wholesale Termination Services’ performance in 2Q14.  Wholesale Termination Services’ revenue comprised 43.3% of TPS’ total revenue in 1Q14.

•
Payment Services’ revenue in 1Q14 increased to $49.9 million from $43.7 million (+14.2%) in 1Q13, and increased from $49.7 million (+0.5%) in 4Q13.  The year over year increase primarily reflects the growth of international and domestic airtime top-up sales while the smaller sequential increase reflects the impact of a decline in domestic airtime top-up sales.  Payment Services revenue comprised 12.1% of total TPS revenue in 1Q14.

•
Hosted Platform Solutions’ revenue in 1Q14 decreased to $11.8 million from $13.0 million (-9.7%) in 1Q13, and decreased from $13.4 million (-12.0%) in 4Q13.  The majority of Hosted Platform Solutions revenue is generated by IDT’s cable telephony business which has been in harvest mode. Hosted Platform Solutions’ revenue comprised 2.8% of total TPS revenue in 1Q14.

For the remainder of FY 2014, IDT anticipates that TPS’ revenue will continue to increase year over year, albeit at a slower pace than in FY 2013, reflecting moderating growth in Retail Communications and Payment Services in the U.S.

TPS’ direct cost of revenue expressed as a percentage of TPS revenue in 1Q14 continued to improve, decreasing to 84.4% from 84.9% in 1Q13 and 84.8% in 4Q13.  The year over year improvement primarily reflects the impact of the growth of higher-margin Retail Communications revenues compared to Wholesale Termination Services, improved overall margins on Wholesale Termination Services’ sales, as well as lower connectivity costs.

TPS’ 1Q14 SG&A expense increased to $49.7 million from $47.1 million (+5.5%) in 1Q13 and from $48.0 million (+3.6%) in 4Q13, primarily reflecting increased employee compensation and severance costs.  Expressed as a percentage of TPS’ revenue, SG&A was unchanged at 12.0% compared to 1Q13, and just slightly higher than 11.9% in 4Q13.

TPS’ Adjusted EBITDA in 1Q14 increased to $14.8 million compared to $11.9 million (+24.3%) in 1Q13 and to $13.4 million (+10.8%) in 4Q13.

TPS’ income from operations increased to $11.9 million in 1Q14 from $9.0 million (+31.5%) in 1Q13. Income from operations in 1Q14 included a $0.3 million non-routine gain reflecting a reversal of a litigation accrual, compared to a $0.4 million non-recurring charge in 1Q13 also reflecting a litigation accrual.  Sequentially, income from operations increased 17.8% from $10.1 million.

Zedge

Zedge offers an exceptionally popular online platform for mobile phone users interested in acquiring free, high quality games, apps, and device customization content including ringtones, wallpapers, and notification sounds.  Zedge’s app, available on iOS and Android, boasts more than 82 million downloads and has been among the Top 15 most popular apps in the Google Play store for the last three years and counting.  Zedge’s reach and popularity allow the company to offer advertisers, game developers, musicians, and artists a scalable, non-incentivized, user acquisition platform on a global basis.

IDT recently began exploring strategic alternatives for Zedge, including a potential spin-off or IPO.   IDT currently owns approximately 83% (69% on a fully diluted basis) of Zedge.

Zedge’s revenues are generated from offering direct advertisers, advertising networks, game publishers and marketers exposure to its customer base via advertising inventory that is sold on the smartphone app and website.  Zedge’s revenue increased to $1.4 million in 1Q14 from $1.2 million in 1Q13 and decreased from $1.6 million in the sequential quarter.  The year over year revenue increase is primarily attributable to the growth in the Zedge Android and iOS apps’ user base which had a combined 36 million current installs as of October 31, 2013, compared to 21 million current installs a year earlier.  The sequential revenue decrease primarily reflects seasonal declines in advertising revenues.  Zedge expects to release significant product upgrades in 2Q14 that will positively impact advertising revenues in the second half of the fiscal year.

Zedge’s 1Q14 SG&A expense was approximately unchanged compared to 1Q13 at $0.8 million, and decreased from $1.1 million in 4Q13.

Zedge’s 1Q14 Adjusted EBITDA was $0.4 million, an increase from $0.1 million in 1Q13 and approximately unchanged from $0.4 million in the prior quarter.

Zedge’s income from operations in 1Q14 was $0.2 million compared to a loss from operations of $0.1 million in the year ago quarter, and was unchanged compared to the prior quarter. The year over year improvement in operating income primarily reflects Zedge’s revenue growth and scalable business model.

ALL OTHER

All Other includes Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery, IDT’s real estate holdings and other small businesses.

All Other’s 1Q14 revenue increased to $3.5 million from $2.9 million in 1Q13 and $3.2 million in 4Q13.  The increases were due to Fabrix’s product sales to cable system operators and other media content providers, who utilize Fabrix’s software to efficiently store, process and distribute video for both remote DVR and deep storage applications.

All Other’s direct cost of revenue expressed as a percentage of revenue was 15.8% in 1Q14, a deterioration from 12.1% in 1Q13 and an improvement from 18.4% in the prior quarter.

All Other’s SG&A expense was $1.5 million in 1Q14, an increase from $0.9 million in 1Q13 but unchanged compared to the prior quarter.

Research and development expense, which is entirely incurred by Fabrix, was $2.3 million in 1Q13 compared to $1.4 million in 1Q13 and $2.2 million in the prior quarter

All Other’s Adjusted EBITDA in 1Q14 was a loss of $0.8 million, compared to income of $0.3 million in 1Q13 and a loss of $1.1 million in 4Q13.  R&D expense at Fabrix was a key driver of the year over year decline in EBITDA.  The loss narrowed sequentially on the strength of Fabrix’ revenue growth.

All Other’s loss from operations in 1Q14 was $0.6 million, compared to a loss from operations of $0.1 million in 1Q13 and a loss from operations of $5.9 million in the prior quarter.  The loss from operations in 1Q14 included a non-routine gain of $0.6 million related to the receipt of property insurance claim proceeds.   In 4Q13, the loss from operations included a $4.4 million impairment charge for the building and improvements at IDT’s former headquarters in Newark, NJ.

CPS

Consumer Phone Services (CPS) sells local and long distance services in the United States.  CPS has been in harvest mode since fiscal 2006 - maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

In line with management’s expectations, CPS’ 1Q14 revenue was $3.0 million compared to $4.0 million (-24.9%) in 1Q13 and $3.4 million (-10.2%) in the prior quarter.  Income from operations was $0.4 million in 1Q14 compared to $0.6 million in 1Q13 and unchanged from the prior quarter.

CONSOLIDATED RESULTS AND BALANCE SHEET

Consolidated results in all periods presented include corporate overhead.  Corporate G&A expense was $4.5 million in 1Q14, including an accrual of $1.1 million for the IDT Charitable Foundation, compared to $2.8 million in 1Q13 and $3.4 million in the prior quarter.

Net income attributable to IDT in 1Q14 was $3.5 million, compared to $3.6 million in 1Q13 and a net loss attributable to IDT in 4Q13 of $3.7 million. The net loss attributable to IDT in 4Q13 included the $4.4 million impairment charge for the building and improvements at IDT’s former headquarters in Newark, NJ.

Non-GAAP net income was $7.4 million in 1Q14, compared to $8.5 million in the year ago quarter and $2.9 million in the prior quarter.  Non-GAAP diluted EPS was $0.32 in 1Q14 compared to $0.39 in the year ago quarter and $0.13 in the prior quarter.

As of October 31, 2013, IDT had $161.8 million of unrestricted cash, cash equivalents and marketable securities. In addition, IDT had an aggregate of $43.0 million of current and long-term restricted cash and cash equivalents, which included $38.7 million for customer deposits held at IDT’s Gibraltar based bank.  Notes payable, consisting primarily of a mortgage loan against IDT-owned real estate, totaled $7.1 million.  In addition, at October 31, 2013, total current liabilities included $15.0 million borrowed under IDT Telecom’s revolving credit facility.

Net cash provided by operating activities in 1Q14 was $15.6 million, compared to $20.5 million in 1Q13.  Capital expenditures in each of these periods were $3.6 million.

DIVIDEND

IDT’s Board of Directors has increased the Company’s quarterly dividend from $0.15 to $0.17 per share of Class A and Class B common stock for the first quarter of fiscal year 2014.  The first quarter’s dividend will be paid on January 7, 2014 to stockholders of record as of the close of business on December 16, 2013.  The ex-dividend date will be December 12, 2013.  The distribution will be treated as a dividend for tax purposes, and not as a return on capital.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

•	IDT will host a conference call at 5:30 PM ET today, December 5th, beginning with management’s discussion of financial and operational results, business outlook and strategy, followed by Q&A.

•	To listen to the conference call and/or participate in the Q&A, dial toll-free 1-877-317-6789 (from U.S.) or 1-412-317-6789 (international) and request the IDT Corporation call.

•
An audio replay of the conference call will be available one hour after the call concludes through December 12, 2013 by dialing 1-877-344-7529 (conference code 10037034), or by streaming from the IDT website investor relations site: www.idt.net/about/ir.

•
Copies of this release - including the reconciliation of the non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides retail telecommunications and payment services to help immigrants and the under-banked to conveniently and inexpensively communicate and share resources around the world.  IDT Telecom’s wholesale business is a leading global carrier of international long distance voice calls.  IDT also holds majority interests in two early-stage technology companies focused on high growth industries:  Zedge (www.zedge.net), a mobile content discovery and acquisition platform, that includes one of the most popular Apps for Android and iOS; and Fabrix Systems (www.fabrixsystems.com), a cloud based storage and computing platform, that provides a scalable solution optimized for media and big data processing and delivery.   For more information, visit www.idt.net.

In this press release, all statements that are not purely about historical facts, including, but not limited to, payment of dividends and those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our telecommunication businesses; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our services; the  financial stability of our major customers; our ability to remain profitable and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	October 31, 2013	July 31, 2013
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$150,822	$146,960
Restricted cash and cash equivalents—short-term	40,258	34,988
Marketable securities	11,002	9,684
Trade accounts receivable, net of allowance for doubtful accounts of $13,540 at October 31, 2013 and $13,079 at July 31, 2013	63,351	65,078
Prepaid expenses	18,268	19,175
Deferred income tax assets, net—current portion	1,689	1,689
Other current assets	13,306	12,730
Total current assets	298,696	290,304
Property, plant and equipment, net	80,376	80,742
Goodwill	14,881	14,807
Other intangibles, net	1,552	1,390
Investments	10,313	9,605
Restricted cash and cash equivalents—long-term	2,763	7,407
Deferred income tax assets, net—long-term portion	18,699	20,000
Other assets	14,001	11,152
Total assets	$441,281	$435,407
Liabilities and equity
Current liabilities:
Revolving credit loan payable	$15,000	$21,062
Trade accounts payable	33,692	39,323
Accrued expenses	148,205	145,432
Deferred revenue	95,976	91,227
Customer deposits	36,945	28,663
Income taxes payable	904	761
Dividends payable	—	1,837
Notes payable—current portion	539	535
Other current liabilities	5,876	4,829
Total current liabilities	337,137	333,669
Notes payable—long-term portion	6,558	6,624
Other liabilities	4,080	5,978
Total liabilities	347,775	346,271
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at October 31, 2013 and July 31, 2013	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 24,309 and 24,275 shares issued and 21,425 and 21,397 shares outstanding at October 31, 2013 and July 31, 2013, respectively	243	243
Additional paid-in capital	388,762	388,533
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,884 and 2,878 shares of Class B common stock at October 31, 2013 and July 31, 2013, respectively	(98,939)	(98,836)
Accumulated other comprehensive income	3,005	2,341
Accumulated deficit	(200,188)	(203,711)
Total IDT Corporation stockholders’ equity	92,916	88,603
Noncontrolling interests	590	533
Total equity	93,506	89,136
Total liabilities and equity	$441,281	$435,407

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended October 31,
	2013	2012
	(in thousands, except per share data)

Revenues	$420,670	$400,117
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	350,319	335,251
Selling, general and administrative (i)	57,755	53,315
Depreciation and amortization	3,896	3,135
Research and development	2,276	1,382
Total costs and expenses	414,246	393,083
Other operating gains (loss), net	859	(350)
Income from operations	7,283	6,684
Interest (expense) income, net	(25)	105
Other (expense) income, net	(549)	885
Income from continuing operations before income taxes	6,709	7,674
Provision for income taxes	(2,659)	(2,054)
Income from continuing operations	4,050	5,620
Loss from discontinued operations, net of tax	—	(1,452)
Net income	4,050	4,168
Net income attributable to noncontrolling interests	(527)	(554)
Net income attributable to IDT Corporation	$3,523	$3,614

Amounts attributable to IDT Corporation common stockholders:
Income from continuing operations	$3,523	$5,066
Loss from discontinued operations	—	(1,452)
Net income	$3,523	$3,614
Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income from continuing operations	$0.17	$0.24
Loss from discontinued operations	—	(0.07)
Net income	$0.17	$0.17
Weighted-average number of shares used in calculation of basic earnings per share	21,038	20,807
Diluted:
Income from continuing operations	$0.15	$0.23
Loss from discontinued operations	—	(0.07)
Net income	$0.15	$0.16
Weighted-average number of shares used in calculation of diluted earnings per share	22,912	22,084

Dividends declared per common share	$—	$0.75

(i) Stock-based compensation included in selling, general and administrative expenses	$2,495	$1,012

IDT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended October 31,
	2013	2012
	(in thousands)
Operating activities
Net income	$4,050	$4,168
Adjustments to reconcile net income to net cash provided by operating activities:
Net loss from discontinued operations	—	1,452
Depreciation and amortization	3,896	3,135
Deferred income taxes	1,300	2,938
Provision for doubtful accounts receivable	363	1,499
Gain on proceeds from insurance	(571)	—
Interest in the equity of investments	(735)	(292)
Stock-based compensation	2,495	1,012
Change in assets and liabilities:
Restricted cash and cash equivalents	1,139	(5,438)
Trade accounts receivable	3,523	15,416
Prepaid expenses, other current assets and other assets	(2,696)	383
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(8,335)	(6,645)
Customer deposits	6,751	3,512
Income taxes payable	143	(864)
Deferred revenue	4,310	174
Net cash provided by operating activities	15,633	20,450
Investing activities
Capital expenditures	(3,641)	(3,550)
Collection of notes receivable	—	750
Increase in investments	—	(69)
Proceeds from sale and redemption of investments	976	2
Proceeds from insurance	571	—
Purchases of marketable securities	(7,394)	—
Proceeds from maturities and sales of marketable securities	6,068	—
Net cash used in investing activities	(3,420)	(2,867)
Financing activities
Dividends paid	(1,837)	(3,425)
Distributions to noncontrolling interests	(501)	(400)
Purchases of stock of subsidiary	(1,133)	—
Proceeds from exercise of stock options	523	—
Proceeds from revolving credit loan payable	15,000	—
Repayments of borrowings	(21,124)	(58)
Repurchases of Class B common stock	(104)	(826)
Net cash used in financing activities	(9,176)	(4,709)
Discontinued operations
Net cash used in operating activities	—	(238)
Effect of exchange rate changes on cash and cash equivalents	825	2,001
Net increase in cash and cash equivalents	3,862	14,637
Cash and cash equivalents (including discontinued operations) at beginning of period	146,960	151,504
Cash and cash equivalents (including discontinued operations) at end of period	150,822	166,141
Less cash and cash equivalents of discontinued operations at end of period	—	(2,823)
Cash and cash equivalents (excluding discontinued operations) at end of period	$150,822	$163,318
Supplemental schedule of non-cash investing and financing activities
Adjustment to liabilities in connection with the Straight Path Spin-Off	$1,624	$—

Reconciliation of Non-GAAP Financial Measures for the First Quarter Fiscal 2014

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for the first quarter fiscal 2014 Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and amortization, impairment on building and improvements and other operating losses and subtract other operating gains.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, impairment on building and improvements, other operating losses, stock-based compensation and loss from discontinued operations, and subtracts other operating gains.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the basic and diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2014 and fiscal 2013 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and intends to incur capital expenditures at the reduced levels going forward. Since IDT’s telecommunications network is less costly than in the past, IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

The impairment charges are also excluded in the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Impairments are primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of impairment charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating gains (losses), net, which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Although the Company has insurance claims and settlements of claims from time-to-time, and has a number of matters under litigation, such gains and losses do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Loss from discontinued operations is also excluded from the calculation of non-GAAP net income and non-GAAP EPS because discontinued operations are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. Although there may be discontinued operations in the future, the loss from discontinued operations does not reflect the performance of IDT’s core and continuing operations.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income (loss) for IDT on a consolidated basis, (b) for non-GAAP net income, net income (loss) and, (c) for non-GAAP EPS, basic and diluted earnings per share.

IDT Corporation
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(unaudited)
in millions
Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended October 31, 2013 (1Q14)
Adjusted EBITDA	$10.3	$14.8	$0.4	$0.4	$(0.8)	$(4.5)
Subtract (Add):
Depreciation and amortization	3.9	3.2	-	0.2	0.4	-
Other operating gain	(0.9)	(0.3)	-	-	(0.6)	-
Income (loss) from operations	7.3	$11.9	$0.4	$0.2	$(0.6)	$(4.5)
Other expense, net	(0.5)
Income before income taxes	6.7
Provision for income taxes	(2.7)
Net income	4.0
Net income attributable to noncontrolling interests	(0.5)
Net income attributable to IDT Corporation	$3.5

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended July 31, 2013 (4Q13)
Adjusted EBITDA	$9.7	$13.4	$0.4	$0.4	$(1.1)	$(3.4)
Subtract:
Depreciation and amortization	3.9	3.3	-	0.2	0.4	-
Impairment of building and improvements	4.4	-	-	-	4.4	-
Income (loss) from operations	1.4	$10.1	$0.4	$0.2	$(5.9)	$(3.4)
Other income, net	0.3
Income from continuing operations before income taxes	1.6
Provision for income taxes	(3.1)
Loss from continuing operations	(1.5)
Loss from discontinued operations, net of tax	(1.8)
Net loss	(3.3)
Net income attributable to noncontrolling interests	(0.3)
Net loss attributable to IDT Corporation	$(3.7)

IDT Corporation
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(unaudited)
in millions
Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended October 31, 2012 (1Q13)
Adjusted EBITDA	$10.2	$11.9	$0.6	$0.1	$0.3	$(2.8)
Subtract:
Depreciation and amortization	3.1	2.5	-	0.2	0.4	-
Other operating loss	0.4	0.4	-	-	-	-
Income (loss) from operations	6.7	$9.0	$0.6	$(0.1)	$(0.1)	$(2.8)
Interest income, net	0.1
Other income, net	0.9
Income from continuing operations before income taxes	7.7
Provision for income taxes	(2.1)
Income from continuing operations	5.6
Loss from discontinued operations, net of tax	(1.5)
Net income	4.2
Net income attributable to noncontrolling interests	(0.6)
Net income attributable to IDT Corporation	$3.6

IDT Corporation
Reconciliations of Net Income (Loss) to Non-GAAP Net Income and Earnings Per Diluted Share to Non-GAAP Diluted EPS
(unaudited)
in millions, except per share data
Figures may not foot due to rounding to millions.

	1Q14	4Q13	1Q13

Net income (loss)	$4.0	$(3.3)	$4.2
Adjustments (add) subtract:
Stock-based compensation	(2.5)	(1.5)	(1.0)
Depreciation and amortization	(3.9)	(3.9)	(3.1)
Impairment of building and improvements	-	(4.4)	-
Other operating gains (losses), net	0.9	-	(0.4)
Loss from discontinued operations	-	(1.8)	(1.5)
Total adjustments	(5.5)	(11.6)	(5.9)
Income tax effect of total adjustments*	2.2	5.4	1.6
	(3.3)	(6.2)	(4.3)
Non-GAAP net income	$7.4	$2.9	$8.5

Earnings per share:
Basic	$0.17	$(0.17)	$0.17
Total adjustments	0.18	0.31	0.24
Non-GAAP EPS - basic	$0.35	$0.14	$0.41

Weighted-average number of shares used in calculation of basic earnings per share	21.0	21.0	20.8

Diluted	$0.15	$(0.17)	$0.16
Total adjustments	0.17	0.30	0.23
Non-GAAP EPS - diluted	$0.32	$0.13	$0.39

Weighted-average number of shares used in calculation of diluted earnings per share	22.9	22.7	22.1

*
In 4Q12, IDT, due to its profitability in the United States and expected future profitability, reversed a portion of the valuation allowance that had been applied against its U.S. deferred income tax assets. Accordingly, effective with 1Q13, IDT is including an adjustment for the income tax effect of the other adjustments.